FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSEP Announces First Quarter 2015 Financial Results

PHILADELPHIA, PA, May 15, 2015 – FS Energy and Power Fund (FSEP), a business development company (BDC) focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, announced its operating results for the quarter ended March 31, 2015.

“Despite continued commodity price volatility during the first quarter, FSEP’s diversified portfolio and focus on capital preservation helped to generate strong returns for our shareholders,” commented Michael C. Forman, Chairman & CEO of FSEP. “We continue to find attractive investment opportunities in the market where we can use our size, scale and relationship with GSO / Blackstone to develop customized financing solutions for private middle market U.S. energy and power companies.”

Financial Highlights for the Quarter Ended March 31, 2015

●	Net investment income of $0.17 per share, compared to $0.14 per share for the quarter ended March 31, 2014[1]

●	Net increase in net assets resulting from operations of $0.17 per share, compared to $0.29 per share for the quarter ended March 31, 2014[1]

●	Paid regular cash distributions to shareholders totaling approximately $0.18 per share

●	FSEP generated a total return of approximately 2.10%[2]

●	Committed approximately $100 million to direct originations, nearly all of which were in senior secured debt (second lien senior secured loans)

Portfolio Highlights as of March 31, 2015

●	The fair value of FSEP’s investments was approximately $3.4 billion

●	FSEP’s portfolio consisted of investments in 116 portfolio companies

●	Core investment strategies represented 70% of the portfolio by fair value (45% in direct originations and 25% in opportunistic investments). Broadly syndicated/other investments represented 30% of the portfolio by fair value

●	FSEP’s estimated gross annual portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 9.2%, compared to 9.1% as of December 31, 2014[3]

1 The per share data was derived by using the weighted average shares of FSEP’s common shares outstanding during the applicable period.

2 The total return for the quarter ended March 31, 2015 was calculated by taking the net asset value per share as of March 31, 2015, adding the cash distributions per share which were declared during the quarter ended March 31, 2015 and dividing the total by the net asset value per share as of December 31, 2014. The total return does not consider the effect of the sales load from the sale of FSEP’s common shares. The total return includes the effect of the issuance of shares at a net offering price that is greater than net asset value per share, which causes an increase in net asset value per share. The historical calculation of total return should not be considered a representation of FSEP’s future total return, which may be greater or less than the return shown above due to a number of factors. The total return calculation set forth above represents the total return on FSEP’s investment portfolio during the three months ended March 31, 2015 and is calculated in accordance with U.S. generally accepted accounting principles. This return figure does not represent an actual return to shareholders. For additional detail on FSEP’s total return, please refer to FSEP’s public filings with the SEC, which are available at www.sec.gov.

3 Estimated gross annual portfolio yield represents the expected annual yield to be generated on FSEP’s investment portfolio based on the composition of the portfolio as of the applicable date. The estimated gross annual portfolio yield does not represent an actual investment return to shareholders.

Recent Developments

●	Since quarter end, FSEP raised its public offering price twice resulting in a public offering price of $9.80 per share, up from $9.70 per share

●	Since commencing operations through April 28, 2015, FSEP raised approximately $3.4 billion of equity capital, including approximately $37.7 million raised from investors affiliated with its investment adviser, FS Investment Advisor, LLC, and its sub-adviser, GSO Capital Partners LP (GSO)

●	Transitioned to a follow-on offering in March 2015 to sell up to approximately $900 million in additional shares based on the then-current public offering price

Quarterly Shareholder Conference Call

FSEP will host a conference call at 3:00 p.m. (Eastern Time) on Monday, May 18, 2015, to discuss its first quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (800) 447-0521 and using conference ID 39503167 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSEP’s “Literature” page at www.franklinsquare.com.

About FSEP

FSEP is a publicly registered, non-traded BDC sponsored by Franklin Square. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. FSEP is advised by FS Investment Advisor, LLC, an affiliate of Franklin Square, and is sub-advised by GSO. GSO, with approximately $75.0 billion in assets under management as of March 31, 2015, is the credit platform of Blackstone.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $15.7 billion in assets as of March 31, 2015, and is the largest manager of BDC assets with $14.5 billion in BDC assets under management as of March 31, 2015. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSEP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which FSEP filed with the U.S. Securities and Exchange Commission (“SEC”) on May 15, 2015, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 and FSEP’s other reports filed with the SEC can be found on FSEP’s “Literature” page at www.franklinsquare.com and the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSEP’s distributions for a full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of its board of trustees and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSEP may fund its cash distributions to shareholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSEP has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSEP will be able to pay distributions at a specific rate or at all.

Forward Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future performance or operations of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.